EXHIBIT 4.1

AVINO SILVER & GOLD MINES LTD.

STOCK OPTION PLAN

(Approved by the Board of Directors on April 26, 2024)

(Approved by the Shareholders on May 30, 2024)

1.	PURPOSE OF THE PLAN

The Company hereby establishes a stock option plan for Directors, Employees, Consultant Company, Management Company Employee and Consultants (as such terms are defined below) of the Company and its subsidiaries (collectively "Eligible Persons"), to be known as the "Stock Option Plan" (the "Plan"). The purpose of the Plan is to give to Eligible Persons, as additional compensation, the opportunity to participate in the success of the Company by granting to such individuals options, exercisable over periods of up to ten years, as determined by the board of directors of the Company, to buy shares of the Company at a price not less than the Market Price prevailing on the date the option is granted as permitted by the policies of the Exchanges and approved by the Board.

2.	DEFINITIONS

In this Plan, the following terms shall have the following meanings:

2.1

"Affiliate" means, in relation to the Company, a person that is controlled by the Company, and “control” for the purpose of this definition has the same meaning as set out in section 2.23 of National Instrument 45-106, as amended from time to time.

2.2	"Board" means the Board of Directors of the Company.

2.3

"Change of Control" means the acquisition by any person or by any person and all Joint Actors, whether directly or indirectly, of voting securities (as defined in the Securities Act) of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a Joint Actor, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Company.

2.4	"Company" means Avino Silver & Gold Mines Ltd. and its successors.

2.5	"Consultant" means an individual or Consultant Company, other than an Employee or a Director of the Corporation that:

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(i)

is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Company or an Affiliate, other than services provided in relation to a distribution of securities;

(ii)	provides the services under a written contract between the Company or the Affiliate and the individual or the Consultant Company;

(iii)	in the reasonable opinion of the Company, spends or will spend, a significant amount of time and attention on the affairs and business of the Company or an Affiliate; and

(iv)	has a relationship with the Company or an Affiliate that enables the individual to be knowledgeable about the business and affairs of the Company.

2.6	"Consultant Company" means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner.

2.7	"Director" means a director of the Company or its subsidiaries or Affiliates to whom stock options can be issued in reliance on a prospectus exemption under applicable securities legislation;

2.8	"Disability" means any disability with respect to an Optionee which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(a)

being employed or engaged by the Company, its subsidiaries or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Company or its subsidiaries; or

(b)	acting as a Director of the Company or its subsidiaries.

2.8	"Eligible Persons" has the meaning given to that term in section 1 hereof.

2.9	"Employee" means:

(i)	an individual who is considered an employee of the Company or any of its Affiliates under the Income Tax Act (Canada);

(ii)

an individual who works full-time for the Company or any of its Affiliates providing services normally provided by an employee and who is subject to the same control and direction by the Company or Affiliate over the details and methods of work as an employee of the Company or Affiliate, but for whom income tax deductions are not made at source; or

(iii)

an individual who works for the Company or any of its Affiliates on a continuing and regular basis for the minimum amount of time per week specified by the Board, providing services normally provided by an employee and who is subject to the same control and direction by the Company or Affiliate over the details and methods of work as an employee of the Company or Affiliate, but for whom income tax deductions are not made at source.

2.10	"Exchanges" means the Toronto Stock Exchange and, if applicable, any other stock exchange on which the Shares are listed.

2.11	"Expiry Date" means the date set by the Board under subsection 3.1 of the Plan, as the last date on which an Option may be exercised.

2.12	"Grant Date" means the date specified in the Option Agreement as the date on which an Option is granted.

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2.13	"Insider" means an "Insider" as defined in the Securities Act (Ontario).

2.14	"Joint Actor" means a person acting "jointly or in concert with" another person as that phrase is interpreted in Multi-lateral Instrument 62-104, Take-Over Bids and Issuer Bids.

2.15

"Management Company Employee" means an individual employed by a person providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a person engaged in investor relations activities.

2.16

"Market Price" of Shares at any Grant Date means the last closing price per Share on the Toronto Stock Exchange on the trading day immediately preceding the day on which the Company announces the grant of the option. or, if the grant is not announced, on the Grant Date, or if the Shares are not listed on any stock exchange, "Market Price" of Shares means the price per Share on the over-the-counter market determined by dividing the aggregate sale price of the Shares sold by the total number of such Shares so sold on the applicable market for the last day prior to the Grant Date.

2.17	"Option" means an option to purchase Shares granted pursuant to this Plan.

2.18	"Option Agreement" means an agreement, in the form attached hereto as Schedule "A", whereby the Company grants to an Optionee an Option.

2.19	"Optionee" means each of Eligible Persons granted an Option pursuant to this Plan and their heirs, executors and administrators.

2.20	"Option Price" means the price per Share specified in an Option Agreement, adjusted from time to time in accordance with the provisions of section 5.

2.21	"Option Shares" means the aggregate number of Shares which an Optionee may purchase under an Option.

2.22	"Plan" means this Stock Option Plan.

2.23	"Securities Act" means the Securities Act, R.S.B.C. 1996, c.418, as amended, as at the date hereof.

2.24

"Shares" means the common shares in the capital of the Company as constituted on the Grant Date provided that, in the event of any adjustment pursuant to section 5, "Shares" shall thereafter mean the shares or other property resulting from the events giving rise to the adjustment.

2.25

"Unissued Option Shares" means the number of Shares, at a particular time, which have been reserved for issuance upon the exercise of an Option but which have not been issued, as adjusted from time to time in accordance with the provisions of section 5, such adjustments to be cumulative.

2.26	"Vested" means that an Option has become exercisable in respect of a number of Option Shares by the Optionee pursuant to the terms of the Option Agreement.

2.27

"VWAP" means the volume weighted average trading price of the listed securities, calculated by dividing the total value by the total volume of securities traded for a previous five (5) trading days. Where appropriate, internal crosses and certain other special terms trades may be excluded from the calculation.

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3.	GRANT OF OPTIONS

3.1	Option Terms

The Board may from time to time authorize the issue of Options to Eligible Persons of the Company and its subsidiaries. The Option Price under each Option shall be not less than the Market Price on the Grant Date. The Expiry Date for each Option shall be set by the Board at the time of issue of the Option subject to subsection 3.4, and shall not be more than ten years after the Grant Date. Options shall not be assignable (or transferable) by the Optionee other than as set out in this Plan.

3.2	Limits on Shares Issuable on Exercise of Options

The maximum number of Shares issuable under the Plan shall not, together with all other security-based compensation arrangements of the Company, exceed 10% of the issued and outstanding Shares as at the date of such Grant Date on a non-diluted basis.

Notwithstanding anything else contained herein, the number of Shares of the Company which are (i) issuable at any time, and (ii) issued within any one year period, to all Insiders of the Company pursuant to the terms of the Plan and under any other security-based compensation arrangement, shall not exceed 10% of the Company’s total issued and outstanding common shares on a non-diluted basis.

3.3	Option Agreements

Each Option shall be confirmed by the execution of an Option Agreement. Each Optionee shall have the option to purchase from the Company the Option Shares at the time and in the manner set out in the Plan and in the Option Agreement applicable to that Optionee. For stock options to Employees, Consultants, Consultant Company or Management Company Employees, the Company is representing herein and in the applicable Option Agreement that the Optionee is a bona fide Employee, Consultant, Consultant Company or Management Company Employee, as the case may be, of the Company or its subsidiary. The execution of an Option Agreement shall constitute conclusive evidence that it has been completed in compliance with this Plan.

3.4	Blackout Periods

The Company may from time to time self-impose trading blackouts during which some or all Directors, Employees, Consultants, Consultant Companies or Management Company Employees may not trade in the securities of the Company. In the event that a trading blackout is imposed by management or the Board, in accordance with any insider trading policy that the Company may adopt from time to time, participants subject to the blackouts are prohibited from buying, selling or otherwise trading in securities of the Company until such time as notice is formally given by the Company that trading may resume.

If the Expiry Date of any Option falls within such a blackout period, it shall be automatically extended to the date which is ten business days following the end of such blackout period. For greater certainty, the expiry date of an Option shall not be extended in the event a cease trade order is issued by a securities regulatory authority against the Company or the holder of an Option.

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4.	EXERCISE OF OPTION

4.1	When Options May be Exercised

Subject to subsections 4.3 and 4.4, an Option shall be granted as fully Vested on the Grant Date, and may be exercised to purchase any number of Shares up to the number of Unissued Option Shares at any time after the Grant Date, provided that this Plan has been previously approved by the shareholders of the Company, up to 4:00 p.m. local time on the Expiry Date and shall not be exercisable thereafter.

4.2	Manner of Exercise

Subject to subsection 6.1, the Option shall be exercisable by delivering to the Company a notice specifying the number of Shares in respect of which the Option is exercised together with payment in full of the Option Price for each such Share, substantially in the form of Schedule “B”. Upon notice and payment there will be binding contract for the issue of the Shares in respect of which the Option is exercised, upon and subject to the provisions of the Plan. Delivery of the Optionee's cheque payable to the Company in the amount of the Option Price shall constitute payment of the Option Price unless the cheque is not honoured upon presentation in which case the Option shall not have been validly exercised.

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4.3	Vesting of Option Shares

An Option granted hereunder shall be subject to a vesting schedule imposed by the Board as a condition of the grant on the Grant Date, subject to a minimum of one-third of the number of Shares which may be issuable pursuant to an Option being Vested on each of the first, second and third anniversaries of the Grant Date.

4.4	Termination of Employment

If an Optionee ceases to be an Eligible Person, his or her Option shall be exercisable as follows:

(a)	Death or Disability

If the Optionee ceases to be an Eligible Person, due to his or her death or Disability or, in the case of an Optionee that is a company, the death or Disability of the person who provides management or consulting services to the Company or to any entity controlled by the Company, the Option then held by the Optionee shall be exercisable by the heirs of the deceased or by legal personal representative(s) of the estate of the Eligible person to acquire Vested Unissued Option Shares at any time up to but not after the earlier of:

(i)	365 days after the date of death or Disability; and

(ii)	the Expiry Date.

(b)	Termination For Cause

If the Optionee, or in the case of a Management Company Employee or a Consultant Company, the Optionee's employer, ceases to be an Eligible Person as a result of termination for cause, as that term is interpreted by the courts of the jurisdiction in which the Optionee, or, in the case of a Management Company Employee or a Consultant Company, of the Optionee's employer, is employed or engaged; any outstanding Option held by such Optionee on the date of such termination shall be cancelled as of that date.

(c)	Early Retirement, Voluntary Resignation or Termination Other than For Cause

If the Optionee or, in the case of a Management Company Employee or a Consultant Company, the Optionee's employer, ceases to be an Eligible Person due to his or her retirement at the request of his or her employer earlier than the normal retirement date under the Company's retirement policy then in force, or due to his or her termination by the Company other than for cause, or due to his or her voluntary resignation, the Option then held by the Optionee shall be exercisable to acquire Vested Unissued Option Shares at any time up to but not after the earlier of the Expiry Date and the date which is 90 days after the Optionee or, in the case of a Management Company Employee or a Consultant Company, the Optionee's employer, ceases to be an Eligible Person.

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4.5	Effect of a Take-Over Bid

If a bona fide offer (an "Offer") for Shares is made to the Optionee or to shareholders of the Company generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of subsection 1(1) of the Securities Act, the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon the Option Shares subject to such Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Option Shares received upon such exercise, pursuant to the Offer. However, if:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Option Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then the Option Shares received upon such exercise, or in the case of clause (b) above, the Option Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Shares and with respect to such returned Option Shares, the Option shall be reinstated as if it had not been exercised. If any Option Shares are returned to the Company under this subsection 4.5, the Company shall immediately refund the exercise price to the Optionee for such Option Shares.

4.6	Acceleration of Expiry Date

If at any time when an Option granted under the Plan remains unexercised with respect to any Unissued Option Shares, an Offer is made by an offeror, the Directors may, upon notifying each Optionee of full particulars of the Offer, declare all Option Shares issuable upon the exercise of Options granted under the Plan, are Vested (subject to the proviso below), and declare that the Expiry Date for the exercise of all unexercised Options granted under the Plan is accelerated so that all Options will either be exercised or will expire prior to the date upon which Shares must be tendered pursuant to the Offer. The Directors shall give each Optionee as much notice as possible of the acceleration of the Options under this section, except that not less than 5 business days and not more than 35 days notice is required.

4.7	Effect of a Change of Control

If a Change of Control occurs, all Option Shares subject to each outstanding Option may be exercised in whole or in part by the Optionee.

4.8	Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement

If the Optionee, or, in the case of a Management Company Employee or a Consultant Company, the Optionee's employer, retires, resigns or is terminated from employment or engagement with the Company or any subsidiary of the Company, the loss or limitation, if any, by the cancellation of the right to purchase Option Shares under the Option Agreement shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Optionee.

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4.9	Shares Not Acquired or Exercised

Any Unissued Option Shares not acquired by an Optionee under an Option which has expired, and any Option Shares acquired by an Optionee under an Option when exercised, may be made the subject of a further Option granted pursuant to the provisions of the Plan.

5.	ADJUSTMENT OF OPTION PRICE AND NUMBER OF OPTION SHARES

5.1	Share Reorganization

Whenever the Company issues Shares to all or substantially all holders of Shares by way of a stock dividend or other distribution, or subdivides all outstanding Shares into a greater number of Shares, or combines or consolidates all outstanding Shares into a lesser number of Shares (each of such events being herein called a "Share Reorganization") then effective immediately after the record date for such dividend or other distribution or the effective date of such subdivision, combination or consolidation, for each Option:

(a)	the Option Price will be adjusted to a price per Share which is the product of:

(i)	the Option Price in effect immediately before that effective date or record date; and

(ii)

a fraction, the numerator of which is the total number of Shares outstanding on that effective date or record date before giving effect to the Share Reorganization, and the denominator of which is the total number of Shares that are or would be outstanding immediately after such effective date or record date after giving effect to the Share Reorganization; and

(b)

the number of Unissued Option Shares will be adjusted by multiplying (i) the number of Unissued Option Shares immediately before such effective date or record date by (ii) a fraction which is the reciprocal of the fraction described in subparagraph (a)(ii).

5.2	Special Distribution

Subject to the prior approval of the Exchanges, whenever the Company issues by way of a dividend or otherwise distributes to all or substantially all holders of Shares:

(a)	shares of the Company, other than the Shares;

(b)	evidences of indebtedness;

(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the Board of Directors of the Company has determined to be outside the normal course); or

(d)	rights, options or warrants,

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then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being herein called a "Special Distribution"), and effective immediately after the record date at which holders of Shares are determined for purposes of the Special Distribution, for each Option the Option Price will be reduced, and the number of Unissued Option Shares will be correspondingly increased, by such amount, if any, as is determined by the Board in its sole and unfettered discretion to be appropriate in order to properly reflect any diminution in value of the Option Shares as a result of such Special Distribution.

5.3	Corporate Organization

Whenever there is:

(a)	a reclassification of outstanding Shares, a change of Shares into other shares or securities, or any other capital reorganization of the Company, other than as described in subsections 5.1 or 5.2;

(b)

a consolidation, merger or amalgamation of the Company with or into another corporation resulting in a reclassification of outstanding Shares into other shares or securities or a change of Shares into other shares or securities; or

(c)	a transaction whereby all or substantially all of the Company's undertaking and assets become the property of another corporation,

(any such event being herein called a "Corporate Reorganization") the Optionee will have an option to purchase (at the times, for the consideration, and subject to the terms and conditions set out in the Plan) and will accept on the exercise of such option, in lieu of the Unissued Option Shares which he would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that he would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, he had been the holder of all Unissued Option Shares or if appropriate, as otherwise determined by the Directors.

5.4	Determination of Option Price and Number of Unissued Option Shares

If any questions arise at any time with respect to the Option Price or number of Unissued Option Shares deliverable upon exercise of an Option following a Share Reorganization, Special Distribution or Corporate Reorganization, such questions shall be conclusively determined by the Company's auditor, or, if they decline to so act, any other firm of Chartered Accountants in Vancouver, British Columbia, that the Directors may designate and who will have access to all appropriate records and such determination will be binding upon the Company and all Optionees.

5.5	Regulatory Approval

Any adjustment to the Option Price or the number of Unissued Option Shares purchasable under the Plan pursuant to the operation of any one of subsection 5.1, 5.2 or 5.3 is subject to the approval of the Exchanges where required pursuant to their policies and any other governmental authority having jurisdiction.

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6.	NET EXERCISE OPTION

6.1	Net Exercise Option

Where the Shares are listed and posted for trading on any Exchange, Optionees may elect to exercise Options granted pursuant to the Plan that are vested and exercisable, in consideration of the receipt by the Optionee from the Company of the number of underlying listed Shares (with no fractional shares being issued) that is equal to the quotient obtained by dividing:

(A)	the product of the number of Options being exercised multiplied by the difference between the VWAP of the underlying listed Shares and the Option Price of the subject Options; by

(B)	the VWAP of the underlying listed Shares;

(the “Net Exercise Option”).

For example, under the Net Exercise Option, if an Eligible Person holds an Option to purchase 100 listed Shares, exercisable at a price of $1.00 per Share and the VWAP of the listed Shares is $1.50, then the Eligible Person would not pay the Company any cash, and instead of receiving 100 listed Shares would only receive 33 listed Shares (fractional Shares being in effect rounded down to the nearest lower whole Share) calculated as follows:

100 X ($1.50 - $1.00) = 33 Shares

$1.50

All Options exercised pursuant to the Net Exercise Option will be considered exercised in full for all purposes under the Plan.

In no circumstances will any Optionee at any time be obligated to use the Net Exercise Option. The Company may, in its sole discretion, refuse to accept the net exercise of unexercised Options and if any such net exercise is not accepted by the Company or completed for any reason, the notice of exercise shall be deemed to be withdrawn and the Options in respect of which such notice was provided shall again become subject to their original terms as if such notice of exercise had not been provided.

7.	MISCELLANEOUS

7.1	Right to Employment

Neither this Plan nor any of the provisions hereof shall confer upon any Optionee any right with respect to employment or continued employment with the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary of the Company to terminate such employment.

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7.2	Necessary Approvals

The Plan shall be effective only upon the approval of the shareholders of the Company given by way of an ordinary resolution. Any Options granted under this Plan prior to such approval shall only be exercised upon the receipt of such approval. Disinterested shareholder approval (as required by the Exchanges) will be obtained for any reduction in the exercise price of any Option granted under this Plan if the Optionee is an Insider of the Company at the time of the proposed amendment. The obligation of the Company to sell and deliver Shares in accordance with the Plan is subject to the compliance with the policies of the Exchanges and applicable securities rules or regulations of any governmental authority having jurisdiction. If any Shares cannot be issued to any Optionee for any reason, including, without limitation, the failure to comply with such policies, rules or regulations or to obtain such shareholder approval, then the obligation of the Company to issue such Shares shall terminate and any Option Price paid by an Optionee to the Company shall be immediately refunded to the Optionee by the Company.

7.3	Administration of the Plan

The Directors shall, without limitation, have full and final authority in their discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in respect of the Plan. Except as set forth in subsection 5.4, the interpretation and construction of any provision of the Plan by the Directors shall be final and conclusive. Administration of the Plan shall be the responsibility of the appropriate officers of the Company and all costs in respect thereof shall be paid by the Company.

7.4	Income Taxes

As a condition of and prior to participation of the Plan any Optionee shall on request authorize the Company in writing to withhold from any remuneration otherwise payable to him or her any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of his or her participation in the Plan. To implement this provision, the Company or any related corporation shall have the right to retain and withhold from any payment of cash under this Plan the amount of taxes, (the “Applicable Withholding Taxes”) including, if applicable, pension plan contributions, in such amount as determined by the Company, to be withheld or otherwise deducted and paid with respect to such Applicable Withholding Taxes. The Company may also retain and withhold, or the Optionee may elect, subject to approval by the Company at its sole discretion, to have the Company withhold and notionally sell a number of Shares having a market value of not less than the Applicable Withholding Taxes as determined by the Company required to be withheld by the Company to reimburse the Company for any such Applicable Withholding Taxes, and cancel (in whole or in part) any such Shares so withheld as a consequence of the Optionee’s participation in the Plan. For greater certainty, the retention of any Shares, amounts, or contributions to cover the applicable withholding taxes of an Optionee will not affect the Company’s or the Optionee’s compliance with any other terms and conditions of this Plan.

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7.5	Amendments to the Plan

The Directors may from time to time, subject to applicable law and to the prior approval, if required, of the Exchanges or any other regulatory body having authority over the Company or the Plan, suspend, terminate or discontinue the Plan at any time, or amend or revise the terms of the Plan or of any Option granted under the Plan and the Option Agreement relating thereto, provided that no such amendment, revision, suspension, termination or discontinuance shall in any manner adversely affect any option previously granted to an Optionee under the Plan without the consent of that Optionee.

7.6	Amendments without Shareholder Approval

Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan or awards thereunder, without obtaining shareholder approval:

(a)

amendments to the terms and conditions of the Plan or awards thereunder necessary to ensure that the Plan or awards thereunder complies with the applicable laws, regulations, rules, orders of governmental or regulatory authorities or the requirements of the Exchanges in place from time to time;

(b)	amendments to the provisions of the Plan or awards thereunder respecting administration of the Plan and eligibility for participation under the Plan;

(c)

amendments to the provisions of the Plan or awards thereunder respecting the terms and conditions on which grants may be made pursuant to the Plan, including the provisions relating to the vesting and Expiry Date.;

(d)	amendments to the Plan or awards thereunder that are of a "housekeeping" nature; and

(e)	and any other amendments, fundamental or otherwise, not requiring shareholder approval under applicable laws or applicable policies of the Exchanges.

7.7	Amendments Requiring Shareholder Approval

The Board may not, without the approval of the Company’s shareholders, make the following amendments to the Plan:

(a)	a reduction in the Option Price benefiting an Insider of the Company;

(b)	an extension of the Expiry Date benefiting an Insider of the Company;

(c)	any amendment to remove or to increase the Insider participation limits described in subsection 3.2;

(d)	an increase to the maximum number of Shares issuable as a fixed percentage of the Company’s outstanding capital represented by such Shares; and

(e)	amendments to an amending provision within the Plan.

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7.8	Form of Notice

A notice given to the Company shall be in writing, signed by the Optionee and delivered to the head business office of the Company, substantially in the form of Schedule “B”.

7.9	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

7.10	Compliance with Applicable Law

If any provision of the Plan or any Option Agreement contravenes any law or any order, policy, by-law or regulation of any regulatory body or Exchanges having authority over the Company or the Plan, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

7.11	No Assignment

No Optionee may assign or transfer any of his or her rights under the Plan or any Option granted thereunder, other than by will or the laws governing the devolution of property in the event of death, and then in the manner permitted by this Plan.

7.12	Rights of Optionees

An Optionee shall have no rights whatsoever as a shareholder of the Company in respect of any of the Unissued Option Shares (including, without limitation, voting rights or any right to receive dividends, warrants or rights under any rights offering).

7.13	Conflict

In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

7.14	Governing Law

The Plan and each Option Agreement issued pursuant to the Plan shall be governed by the laws of the Province of British Columbia.

7.15	Time of Essence

Time is of the essence of this Plan and of each Option Agreement. No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

7.16	Entire Agreement

This Plan and the Option Agreement sets out the entire agreement between the Company and the Optionees relative to the subject matter hereof and supersedes all prior agreements, undertakings and understandings, whether oral or written.

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SCHEDULE "A"

AVINO SILVER & GOLD MINES LTD.

STOCK OPTION PLAN

OPTION AGREEMENT

This Option Agreement is entered into between Avino Silver & Gold Ltd. (the "Company") and the Optionee named below pursuant to the Company Stock Option Plan (the "Plan"), a copy of which is attached hereto, and confirms that:

1.	on ■, 20■ (the "Grant Date");

2.	■ (the "Optionee");

3.	was granted the option (the "Option") to purchase ■ common shares (the "Option Shares") of the Company;

4.	for the price (the "Option Price") of $■ per share;

5.	which shall be exercisable as fully vested from the Grant Date [NTD: unless vesting schedule required by board];

6.

When the Option is exercised and prior to the delivery of the Option Shares, the Company will forthwith calculate all applicable Canadian government withholdings and taxes of the Optionee in connection with the exercise, and the Optionee agrees to pay to the Company such withholdings and taxes, which will then be remitted by the Company to Canada Revenue Agency and any applicable Provincial taxing authority, and reflected on any annual statement of remuneration issued by the Company to the Optionee;

7.	terminating on the ■, 20■ (the "Expiry Date");

all on the terms and subject to the conditions set out in the Plan. For greater certainty, once Option Shares have been granted, they continue to be exercisable until the termination or cancellation thereof as provided in this Option Agreement and the Plan.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the ■ day of ■, 20■.

AVINO SILVER & GOLD MINES LTD.
Per:

OPTIONEE	Authorized Signatory

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SCHEDULE "B"

AVINO SILVER & GOLD MINES LTD.

STOCK OPTION PLAN

NOTICE OF EXERCISE

TO: AVINO SILVER & GOLD MINES LTD. (the “Company”)

This constitutes notice under my stock option agreement that I elect to purchase the number of common shares of the Company for the price set forth below.

Number of common shares as to which option is exercised: ________________________

Total exercise price: ________________________

If Optionee IS utilizing the Net Exercise Option under Section 6 of the Plan:

Number of common shares to be issued to Optionee (as calculated under Section 6 of the Plan:

________________________

The common shares are to be issued as follows:

Name:

Address in full:

By this exercise, I agree to provide for the payment by me to the Company (in the manner designated by the Company) of the Company’s withholdings obligation, if any, relating to the exercise of this option.

DATED this _____ day of _______________, 20____.

(Signature of Optionee)

(Print full name)

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